Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:

Omar Choucair

Chief Financial Officer

DG FastChannel, Inc.

972/581-2000

DG FASTCHANNEL® REPORTS RECORD SECOND QUARTER 2010 RESULTS

—Revenues Increase 38% to $60.3 Million —

—Adjusted EBITDA Rises 67% to $28.1 Million —

—Diluted Earnings Increase 100% to $0.32 per share —

-Diluted Earnings Excluding One-time Charges Increase 153% to $0.40 per share-

Dallas, TX — August 4, 2010 — DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record second quarter financial results. Consolidated revenue for the second quarter 2010 increased 38% to $60.3 million compared to $43.7 million in the same period of 2009. Second quarter Adjusted EBITDA increased 67% to $28.1 million compared to $16.8 million for the same period of 2009.

“The Company’s revenue, margins, earnings and net debt show marked improvements during the second quarter.” said Scott Ginsburg, Chairman and CEO of DG FastChannel.  “The Company continues to execute on its strategic business plan.”

Second quarter highlights include:

•                  Revenue growth of 38% from the year-earlier period.

•                  Revenue from the Company’s internet media service division, Unicast increased by 51% from the year earlier period.

•                  The Company retired all of its outstanding debt with a portion of the proceeds from the public equity offering that raised net proceeds of approximately $108 million in the second quarter.

•                  As of June 30, 2010, the Company reported $79.6 million in cash and no debt.

•                  Revenue from the delivery of HD advertising content increased 99% to $23.9 million compared to $12.0 million in the same period of 2009.

•                  Net income was $9.0 million, or $0.32 per diluted share, compared with net income of $3.6 million, or $0.16 per diluted share in the same period of 2009.

•                  Non-GAAP net income was $14.0 million, or $0.49 per diluted share, compared to non-GAAP net income of $6.0 million, or $0.27 per diluted share in the same period of 2009.

Six month period ended June 30, 2010 highlights include:

•                  Revenues were $114.5 million, compared with revenues of $85.1 million in the same period of 2009, an increase of 34%.

•                  Adjusted EBITDA was $52.3 million, up 69% from the same period of 2009, which reported Adjusted EBITDA of $30.9 million.

•                  Net income was $17.0 million, or $0.64 per diluted share, compared with net income of $5.2 million, or $0.23 per diluted share in the same period of 2009.

•                  Non-GAAP net income was $24.4 million, or $0.91 per diluted share, compared to non-GAAP net income of $10.0 million, or $0.45 per diluted share in the same period of 2009.

The terms “Adjusted EBITDA” and “non-GAAP net income” are defined below.

The Company recorded several one-time and non-recurring charges during the second quarter. First, the retirement of all outstanding debt resulted in pretax charges totaling $4.3 million, including a $2.2 million write down of deferred financing costs in connection with the debt prepayment and a $2.1 million charge relating to the early termination of all interest rate swaps.   The second quarter Non-GAAP net income per share of $0.49 per diluted share excludes the effects of these non-recurring items.

Mr. Ginsburg concluded, “Another quarter of dynamic revenue growth and the retirement of all outstanding debt have substantially improved the Company’s financial strength. Robust free cash flow and improved financial flexibility position DG FastChannel favorably to capitalize on opportunities that will allow us to better serve our customers, support our strategic initiatives and add value for our shareholders.”

Second Quarter 2010 Financial Results Webcast

The Company’s second quarter conference call will be broadcast live on the Internet at 10:00 a.m. ET on Wednesday, August 4, 2010.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.dgfastchannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Non-GAAP Net Income Definitions

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation and amortization, share-based compensation, restructuring charges and benefits, and gains and losses on derivative instruments. The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of the Company’s core operations, such as gains and losses from derivative instruments, and net interest expense, or do not require a cash outlay, such as share-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

The Company defines “non-GAAP net income” as net income before amortization of intangible assets and share-based compensation expense.  “Non-GAAP net income” also excludes the one-time charges related to the early payoff of all outstanding indebtedness, specifically the loss recognized to terminate interest rate swap agreements and write-off of deferred loan fees.  All amounts excluded from “non GAAP net income” are reported net of the tax benefit these expenses provide.

The Company considers non-GAAP net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

Adjusted EBITDA and non-GAAP net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial measures to the comparable GAAP measures.

About DG FastChannel

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast, SourceEcreative, and Springbox operating units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has online media distribution networks which link more than 5,000 advertisers, advertising agencies and content owners with more than 23,000 radio, television, cable, network and print publishing destinations and over 5,000 online publishers electronically throughout the United States, Canada, and Europe.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$60,296	$43,723	$114,498	$85,135
Cost of revenues	18,401	17,363	36,342	36,062
Sales and marketing	3,465	3,264	6,577	5,848
Research and development	2,430	975	4,545	2,085
General and administrative	7,865	5,275	14,770	10,203
Operating expenses, excluding depreciation and amortization and share-based compensation	32,161	26,877	62,234	54,198
Adjusted EBITDA	28,135	16,846	52,264	30,937
Depreciation, amortization and share-based compensation	8,302	7,515	16,609	14,932
Operating income	19,833	9,331	35,655	16,005
Write-off of deferred loan fees	2,162	—	2,162	—
Loss on interest rate swap termination	2,135	—	2,135	—
Other interest expense, net	150	3,250	2,226	7,223
Interest expense and other, net	4,447	3,250	6,523	7,223
Income before income taxes	15,386	6,081	29,132	8,782
Provision for income taxes	6,386	2,494	12,090	3,602
Net income	$9,000	$3,587	$17,042	$5,180

Earnings per share:
Basic	$0.32	$0.16	$0.65	$0.24
Diluted	$0.32	$0.16	$0.64	$0.23

Weighted average shares outstanding:
Basic	27,894	21,588	26,131	21,238
Diluted	28,231	22,100	26,565	21,682

DG FastChannel, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income	$9,000	$3,587	$17,042	$5,180
Amortization of intangibles	3,032	2,881	6,053	5,860
Share-based compensation	1,180	1,154	2,228	2,298
Write-off of deferred loan fees and loss on interest rate swap termination	4,297	—	4,297	—
Income tax effect of above items	(3,532)	(1,655)	(5,220)	(3,346)
Non-GAAP net income	13,977	5,967	24,400	9,992

Other interest expense, net	150	3,250	2,226	7,223
Add back income tax effect of items within Non- GAAP net income shown above	3,532	1,655	5,220	3,346
Provision for income taxes	6,386	2,494	12,090	3,602
Depreciation expense	4,090	3,480	8,328	6,774
Adjusted EBITDA	$28,135	$16,846	$52,264	$30,937

Non-GAAP earnings per share:
Basic	$0.50	$0.27	$0.92	$0.46
Diluted	$0.49	$0.27	$0.91	$0.45

Weighted average shares outstanding:
Basic	27,894	21,588	26,131	21,238
Diluted	28,231	22,100	26,565	21,682

Reconciliation of Diluted GAAP Earnings per Share to Diluted Non-GAAP Earnings per Share

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

GAAP earnings per share - diluted	$0.32	$0.16	$0.64	$0.23
Amortization of intangibles	0.11	0.13	0.23	0.27
Share-based compensation	0.04	0.05	0.08	0.10
Write-off of deferred loan fees and loss on interest rate swap termination	0.15	—	0.16	—
Income tax effect of above items	(0.13)	(0.07)	(0.20)	(0.15)
Non-GAAP earnings per share - diluted	$0.49	$0.27	$0.91	$0.45

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
Cash	$79,624	$33,870
Accounts receivable, net	48,872	51,309
Property and equipment, net	40,890	41,520
Goodwill	214,777	214,777
Deferred income taxes	19,827	28,066
Intangibles, net	96,357	102,411
Other	5,114	6,339
Total assets	$505,461	$478,292

Accounts payable and accrued liabilities	$17,455	$21,878
Deferred revenue	1,855	2,206
Debt	—	102,462
Other	2,774	4,580
Total liabilities	22,084	131,126
Total stockholders’ equity	483,377	347,166
Total liabilities and stockholders’ equity	$505,461	$478,292

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